Exhibit 99.1

IGNYTA’S UPDATED PHASE 1 DATA ON SAFETY, ANTI-TUMOR ACTIVITY AND CNS ACTIVITY OF ENTRECTINIB IN CANCERS WITH TRK, ROS1 OR ALK FUSIONS PUBLISHED IN CANCER DISCOVERY

•	Largest published safety experience of any TRK inhibitor in clinical development showed entrectinib continues to be well tolerated

•	As of September 2016 data cutoff, RECIST responses were noted in 3 of 3 patients with TRK-positive extracranial solid tumors, with the longest ongoing TRK responder on therapy for 17 months; and RECIST responses in 12 of 14 patients with ROS1-positive solid tumors, with the longest ongoing ROS1 responder on therapy for 32 months

•	RECIST responses were noted in 63% of patients (5 out of 8) with primary or metastatic disease involving the brain

SAN DIEGO, February 9, 2017 — Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced that updated results from two Phase 1 trials of entrectinib—the company’s investigational, orally available, CNS-active tyrosine kinase inhibitor targeting tumors that harbor TRK, ROS1 or ALK fusions—were published in the journal Cancer Discovery. The studies showed entrectinib to be well tolerated, with responses observed in non-small cell lung cancer (NSCLC), colorectal cancer, mammary analog secretory carcinoma (MASC), melanoma and renal cell carcinoma as early as four weeks after first treatment and lasting as long as 2.5 years and still ongoing. Entrectinib is currently being studied in a separate registration-enabling global Phase 2 basket clinical trial known as STARTRK-2.

“We are pleased to see the publication in Cancer Discovery of these Phase 1 data, which build upon our previously reported 79% response rate in 24 patients with TRK, ROS1, or ALK-driven extracranial solid tumors. This peer-reviewed article shows entrectinib responses to be both rapid and durable in patients with advanced solid tumors across multiple histologies and each of the molecular targets of interest, including in multiple patients with metastatic CNS disease,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “Entrectinib remains the only TRK inhibitor to have published data demonstrating RECIST responses in NSCLC and in patients with cancer in the CNS. Additionally, the impressive response rate of 85% and median duration of response of 17.3 months observed in ROS1-fusion positive NSCLC are comparable to those seen with crizotinib, the only currently approved treatment for ROS1 positive NSCLC, but with the added benefit of robust CNS activity.”

“These studies show promising potential for entrectinib in both TRK- and ROS1-driven tumors. The anti-tumor activity seen across cancer types and entrectinib’s ability to treat bulky CNS disease, particularly important given the propensity for many solid tumors to metastasize to the brain, is extremely encouraging,” said Alexander Drilon, M.D., Memorial Sloan Kettering Cancer Center, one of the lead co-authors on the paper. “In addition, these studies emphasize the utility of basket clinical trials that focus on molecular selection, independent of tumor histology, particularly in NTRK gene fusions, which are detected across multiple cancer types.”

Entrectinib demonstrated robust anti-tumor activity in both studies across the twenty-five patients who harbored recurrent gene fusions involving NTRK1/2/3, ROS1 or ALK, had not received prior TKI treatment targeting these fusions and were treated at doses that achieved exposures consistent with the recommended Phase 2 dose of 600 mg of entrectinib daily.

The data cutoff for the Cancer Discovery publication was September 20, 2016. Highlights of the data included:

Efficacy

•	CNS activity: RECIST responses were noted in 63% of patients (5 out of 8) with primary or metastatic disease involving the brain.

•	A complete CNS response was achieved in a patient with NTRK1 fusion-positive NSCLC, with an ongoing response at 15.1 months at the time of data cutoff.

•	Duration of response: Responses to entrectinib therapy were shown to be durable.

•	Among responding patients with NTRK-rearranged cancer, the longest duration of response was ongoing at 15.1 months as of the data cutoff, with the patient continuing on therapy at 17.1 months.

•	A median duration of response of 17.4 months and 7.4 months was seen for ROS1 and ALK-rearranged cancers, respectively. Among 13 patients with ROS1-rearranged NSCLC, the median duration of response was 17.3 months.

•	The longest duration of clinical benefit in patients with fusions observed in the Phase 1 setting was a patient with ROS1-rearranged lung cancer remaining on therapy in confirmed response at 32.2 months as of the data cutoff.

•	RECIST Response rate:

•	In three NTRK1/2/3-rearranged solid tumors (NSCLC, MASC and colorectal cancer) with RECIST-measurable disease, the objective response rate (ORR) was 100%, including complete resolution of brain metastases in the patient with NSCLC. An additional patient with an NTRK1-rearranged glioneuronal tumor experienced 60% reduction in tumor burden by 3-dimensional volumetric assessment (stable disease by RECIST, which is not validated for primary brain tumors).

•	An ORR of 86% was observed in 14 ROS1-rearranged solid tumors (13 NSCLC patients, one melanoma patient), including two complete responses; an ORR of 85% was observed in the 13 patients with ROS1-rearranged NSCLC.

•	In seven ALK-rearranged solid tumors, the ORR was 57%, and responses were observed in ALK-rearranged NSCLC, renal cell carcinoma and colorectal cancer.

Safety

The publication summarized entrectinib data from a total of 119 patients with advanced solid tumors, the largest published patient safety experience of any TRK inhibitor in clinical development. Entrectinib was well tolerated, with no responding patients discontinuing the study due to adverse events and no evidence of cumulative toxicity, renal or hepatic toxicity, or QTc prolongation. The majority of treatment-related adverse events (AEs) were Grade 1 or 2 in severity; Grade 3 events were reversible with dose modifications. Only one Grade 4 and no treatment-related Grade 5 AEs were reported across the two studies. The most common treatment-related AEs of any grade were fatigue/asthenia (46%), dysgeusia (42%), paresthesias, (29%), nausea (28%) and myalgias (23%).

About Ignyta, Inc.

Blazing a New Future for Patients with Cancer™

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the results of the Phase 1 clinical studies of entrectinib and the development of Ignyta’s product candidates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com